Exhibit 10.1(c)

Exhibit A

CHICAGO BRIDGE & IRON

SAVINGS PLAN

(As amended and restated as of January 1, 2008)

Fourth Amendment

Pursuant to resolution of the Board of Directors of Chicago Bridge & Iron Company, a Delaware corporation (“Company”) dated June     , 2011, the Chicago Bridge & Iron Savings Plan, as amended and restated as of January 1, 2008, and subsequently amended (“Plan”), is hereby further amended as set forth in this Fourth Amendment, effective as provided in Paragraph 18 below, as follows:

1. Section 2.03 of the Plan is amended to read as follows:

2.03 “Active Account” means any one or more of the following seven (7) separate Accounts to which Elective Deferrals, Company Matching Contributions, Company Contributions, Travelers Contributions, and Rollover Contributions, if any, may currently be allocated:

(a) “Employee 401(k) Account” credited with Elective Deferrals made in accordance with Section 4.01.

(b) “Company Matching Account” credited with Matching Contributions made in accordance with Section 4.02. Effective January 1, 2001, Company Matching Accounts for pre-2001 Matching Contributions shall become Inactive Accounts, and new Company Matching Accounts shall be established as of January 1, 2001.

(c) “Company Contribution Account” credited with Company Contributions, if any, made in accordance with Section 4.03. To the extent necessary to comply with Section 4.11(c) (relating to vesting), the Plan Administrator shall maintain separate subaccounts within a Participant’s Company Contribution Account for (i) Company Contributions for Plan Years beginning before January 1, 2007 (and earnings thereon); and (2) Company Contributions for Plan Years beginning after December 31, 2006 (and earnings thereon).

(d) “Travelers Benefit Account” credited for Plan Years ending on or before December 30, 2000, with Traveler Contributions, if any, made in accordance with Section 4.04. Effective January 1, 2001, Travelers Benefit Accounts shall be maintained as Inactive Accounts.

(e) “Prior Plan and Rollovers Account” credited with Rollover Contributions, if any, made in accordance with Section 4.05, other than Rollover Contributions derived from Roth accounts under any other qualified cash or deferred arrangement.

(f) “Roth Contribution Account” credited with Roth Contributions (including Catch-Up Deferrals designated as Roth Contributions), if any, that are made on behalf of the Participant pursuant to a Participant’s election under Section 4.01(b).

(g) “Roth Rollover Account” credited with Rollover Contributions, if any, made in accordance with Section 4.05 that are derived from Roth accounts under another qualified cash or deferred arrangement.

2. Section 2.04 of the Plan is amended to read as follows:

2.04 “Active Participant” A. for a Plan Year means a Participant who is employed by an Employer as an Eligible Employee for any portion of the Plan Year; provided, however that (i) for purposes of making Elective Deferrals under Section 4.01 (including Roth Contributions under Section 4.01(b)), a Participant will not be an Active Participant for a Plan Year unless he or she has Compensation in the Plan Year; (ii) for purposes of Company Contributions under Section 4.03, Traveler Contributions under Section 4.04(a)(ii), and any minimum contributions required under Article XII, a Participant will not be an Active Participant for the Plan Year unless he or she is an Employee on the last day of the Plan Year or had a Termination of Employment during the Plan Year by reason of Retirement, Disability, death, a Reduction-in-Force Termination or lay-off; and (iii) for purposes of Company Contributions under Section 4.03, a Participant will not be Active Participant for the Plan Year unless he or she has completed 1,000 or more Hours of Service during the Plan Year, or had a Termination of Employment during the Plan Year by reason of Retirement, Disability, death, or a Reduction-in-Force Termination.

3. Section 2.52 of the Plan is amended to read as follows:

2.52 “Rollover Contribution” means a contribution made from time to time by an Eligible Employee to the Trustee in accordance with Section 4.05 of the Plan (i) from a qualified trust as described in Section 402(c) of the Code, an annuity contract described in Section 403(b) of the Code or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or (ii) from an individual retirement account or individual retirement annuity (“IRA”) as described in Section 408(d)(3) of the Code if the sole source of contributions to such IRA was one or more rollover contributions from a qualified trust described in Section 402(c) of the Code. A Rollover Contribution shall include any direct transfer of an eligible rollover distribution described in Section 401(a)(31) of the Code from a qualified trust, annuity contract, eligible governmental plan or IRA described in the preceding sentence. Effective February 1, 2011, a Rollover Contribution shall include any direct transfer to the Participant’s Roth Rollover Account from another Roth elective deferral account under an applicable plan described in Section 402A(e)(1) of the Code, but only to the extent the Rollover Contribution is permitted under the rules of Section 402A(c) of the Code.

4. A new Section 2.52A is added to the Plan to read as follows:

2.52A “Roth Contribution” means that portion of a Participant’s Elective Deferrals that the Participant designates as a Roth Contribution in the Participant’s Salary Reduction Agreement and that is contributed to the Plan on an after-tax basis in accordance with Section 4.01(b).

5. Section 2.54 of the Plan is amended to read as follows:

2.54 “Service” means the aggregate of all periods of employment of an Employee by an Employer or Related Company (including periods of Authorized Leave of Absence) measured from the date an Employee first performs an Hour of Service upon employment or reemployment to the date of the Employee’s Termination of Employment, but excluding any Period of Severance other than an Authorized Leave of Absence; provided, however, that (i) an Employee shall not be credited with more than 12 months of Service with respect to any single period of Authorized Leave of Absence; and (ii) if an Employee who has a Termination of Employment is reemployed by an Employer or a Related Company and performs an Hour of Service before he or she incurs a one-year Period of Severance, such Termination of Employment shall be disregarded and his or her Service shall be treated as continuous through the date he or she resumes employment as an Employee. An Employee shall receive credit for 1/12 of a year of Service for each full or partial calendar month of Service. Service once credited under this Section shall not be disregarded by reason of any subsequent Period of Severance; except that if a

Participant has five consecutive one-year Periods of Severance, Service after such five-year period shall not be taken into account for purposes of Section 4.10 in determining the nonforfeitable percentage of his or her Accrued Benefit derived from Employer contributions which accrued before such five-year period. For purposes of determining whether or to what extent a Participant’s Accounts transferred from a Transferor Plan are vested and nonforfeitable under Section 4.11, Service of a Participant who was a participant in a Transferor Plan shall include service with the predecessor employer credited for vesting purposes under the Transferor Plan. For purposes of determining whether or to what extent Accounts of a Participant who was employed by CRI/Criterion, Inc., a Delaware corporation (“CRI”), or an employer that is a Related Company to CRI, immediately before the acquisition by an Employer of the capital stock of Chemical Research and Licensing Company, a Texas corporation, are vested and nonforfeitable under Section 4.11, Service shall include service with CRI or such Related Company prior to such acquisition. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Leave shall be provided in accordance with Section 414(u) of the Code, effective as of December 12, 1994.

6. Section 4.01 of the Plan is amended to read as follows:

4.01 Elective Deferrals.

(a) General. Each Active Participant may elect to make Elective Deferrals from his or her Compensation, and may designate the portion, if any, of the Elective Deferrals to be contributed as Roth Contributions, at least annually during any Plan Year and at such other times as the Plan Administrator may prescribe, by executing and filing an appropriately completed Salary Reduction Agreement with the Plan Administrator on such form or forms provided or permitted by the Plan Administrator and in such manner as the Plan Administrator may prescribe. The Salary Reduction Agreement shall specify the percentage of Compensation to be contributed to the Plan as Elective Deferrals and the portion, if any, of the Elective Deferrals to be contributed as Roth Contributions. The percentage for Elective Deferrals shall not be more than the maximum percentage for Elective Deferrals prescribed by the Plan Administrator from time to time uniformly applicable to all Participants and effective from and after the date prescribed. Except for that portion, if any, of the Elective Deferrals that the Participant has designated as Roth Contributions in accordance with subsection (b) below, such contribution shall be on a pre-tax basis, and the Employer shall reduce each Participant’s Compensation by, and contribute to the Trust as Elective Deferrals on behalf of such Participant, the amount (if any) by which the Compensation available to the Participant (after applicable deductions) has been reduced under such Participant’s Salary Reduction Agreement. A Participant’s Salary Reduction Agreement shall continue in effect, subject to subsection (f) below, notwithstanding any change in his or her Compensation, until he or she changes or revokes his or her Salary Reduction Agreement.

(b) Roth Contributions. If the Participant affirmatively designates a portion of his or her Elective Deferrals as Roth Contributions, such amount will be deducted from his or her Compensation on an after-tax basis, subject to withholding of applicable Federal, state and local income taxes on such Roth Contributions from the Participant’s Compensation other than such Roth Contributions. Except as provided in the preceding sentence or otherwise expressly specified in this Plan, Roth Contributions shall be treated as Elective Deferrals (or Catch-Up Contributions, as applicable), for all purposes of this Plan. In the absence of an affirmative designation, none of the Participant’s Elective Deferrals under this Plan shall be contributed as Roth Contributions.

(c) Changes of Salary Reduction Agreements. A Participant may change his or her rate of Elective Deferrals, or the designation of any portion of Elective Deferrals as Roth Contributions, by executing and filing a new Salary Reduction Agreement with the Plan

Administrator on such form provided or permitted by the Plan Administrator and in such manner as the Plan Administrator may prescribe.

(d) Effective Date of Salary Reduction Agreement. A Salary Reduction Agreement or a change thereof shall apply solely to Compensation not yet paid or payable as of the date such new or changed Salary Reduction Agreement is filed with the Plan Administrator. Subject to the foregoing requirement, a Salary Reduction Agreement or change thereof shall take effect on the first day of the payroll period as of which the start or change of the Participant’s Elective Deferrals, or the designation of any portion of Elective Deferrals as Roth Contributions, is administratively practicable (determined under procedures established by the Plan Administrator) after the Participant has executed and filed an initial or changed Salary Reduction Agreement with the Plan Administrator as provided in subsection (a) or (c) of this Section 4.01.

(e) Revocations of Salary Reduction Agreements. A Participant may revoke a Salary Reduction Agreement with respect to Compensation not paid or payable as of the date of such revocation by executing and filing a revocation of such Salary Reduction Agreement on such form provided or permitted by the Plan Administrator and in such manner as the Plan Administrator may prescribe. Revocation of a Salary Reduction Agreement shall take effect on the first day of the payroll period as of which implementing the revocation is administratively practicable (determined under procedures established by the Plan Administrator) after the Participant has executed and filed such revocation with the Plan Administrator. A Participant’s Salary Reduction Agreement shall become ineffective upon his or her ceasing to be an Active Participant. But the Participant may make a new Salary Reduction Agreement in accordance with subsection (a) upon again becoming an Active Participant.

(f) Other Reductions and Limitations. Elective Deferrals shall not exceed the lowest maximum amount permitted by Article V. Notwithstanding anything in a Salary Reduction Agreement, the Plan Administrator may reduce the Elective Deferrals and amend the Salary Reduction Agreement of any Participant to prevent a reasonably anticipated violation of the limitations of Section 5.07, and may reduce the Elective Deferrals and Salary Reduction Agreement of any Participant who is a Highly Compensated Employee to prevent a reasonably anticipated violation of the limitations of Sections 5.01 or 5.02. Any reduction of Elective Deferrals under this subsection (f) shall be applied pro rata to Elective Deferrals that are not Roth Contributions and to Elective Deferrals that are Roth Contributions. If a Participant receives a Hardship distribution pursuant to Section 7.01, his or her Salary Reduction Agreement shall be suspended in accordance with Section 7.01(c)(5). The Plan Administrator may, in its discretion, impose such additional rules, regulations and limitations on the amount of Elective Deferrals that may be elected, including limitations on the amount of Elective Deferrals that an Active Participant may elect for each payroll period to a pro-rata portion of the Dollar Limit, and limitations on the amount of Elective Deferrals that a Highly Compensated Employee may elect, to ensure that the limitations of Article V are not exceeded.

(g) Time for Contributing Elective Deferrals. For each payroll period during a Plan Year, each Employer shall pay the Elective Deferrals of Participants who are its Employees over to the Trustee as of, or as soon as reasonably possible after, the date such amount would otherwise have been paid to the Participant in cash; but not earlier (except as required by bona fide administrative considerations) than the date that the Participant performs the services with respect to which the contribution is made (or the date such amount would otherwise have been paid to the Participant in cash, if earlier), and not later than the 15th business day of the month following the month in which such amount would otherwise have been paid to the Participant in cash.

(h) Allocation of Elective Deferrals. Elective Deferrals that are not Roth Contributions shall be allocated to the Employee 401(k) Account of each Participant on whose behalf such Elective Deferrals were made. Elective Deferrals that are Roth Contributions shall be allocated to the Roth Contribution Account of each Participant on whose behalf such Roth Contributions were made.

7. Section 4.02(a) of the Plan is amended to read as follows:

(a) General. Subject to Sections 11.01, 11.02 and 11.04, for each Plan Year, each Employer shall contribute on behalf of each Participant employed by the Employer on whose behalf Elective Deferrals (whether or not designated as Roth Contributions) are made, an amount equal to one hundred percent (100%) of so much of the Participant’s Elective Deferrals for the Plan Year as do not exceed three percent (3%) of the Participant’s Compensation for the Plan Year, or such larger or smaller percentages as each Employer may determine uniformly for the Participants who are its Employees. An Employer may change such percentages from time to time during the Plan Year, provided that the Employer may not retroactively decrease the percentages of its Matching Contributions or the percentage of Elective Deferrals subject to Matching Contributions.

8. Section 4.05 of the Plan is amended to read as follows:

4.05 Rollover Contributions into the Plan. At the request of any Eligible Employee the Plan Administrator shall direct the Trustee to accept a Rollover Contribution on behalf of the Eligible Employee. Unless the Rollover Contribution is a direct transfer from another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code, the Rollover Contribution shall be held in the Prior Plan and Rollovers Account for the Eligible Employee. A Rollover Contribution that is a direct transfer from another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code shall be held in the Participant’s Roth Rollover Account. If the Rollover Contribution includes amounts that would not be includible in gross income (except as provided by Sections 402(c), 403(a)(4), 403(b)(8) and 457(e)(16) of the Code and except by reason being a direct transfer from another Roth elective deferral account) if not transferred as an Rollover Contribution, the Plan Administrator shall separately account for the portion of the Rollover Contribution which is so includible in gross income and the portion of such Rollover Contribution which is not so includible. Each Rollover Contribution shall be made in cash, in notes representing a loan to the Participant from a qualified trust under provisions of such qualified trust similar to Section 7.02, or in property (which may be stock or securities issued by the former employer) acceptable to the Trustee in its sole discretion for purposes of this Plan. Prior to accepting a Rollover Contribution, the Plan Administrator may require that the Eligible Employee who wants to make the Rollover Contribution shall provide evidence reasonably satisfactory to the Plan Administrator that such Contribution qualifies as a Rollover Contribution. Acceptance of a Rollover Contribution shall not in any manner guarantee the result of such contribution under any tax laws; and neither the Company, the Investment Committee, any Employer, the Plan Administrator, the Trustee nor any Investment Manager, shall be responsible for such tax results. If the Plan Administrator determines after any Rollover Contribution that such contribution did not in fact qualify as a Rollover Contribution, the amount of the Rollover Contribution, increased by income and gains and reduced (but not below zero) by losses and expenses, shall be returned to the Eligible Employee.

9. Subsection 4.11(b) of the Plan is amended to read as follows:

(b) Fully Vested Accounts. A Participant’s Accrued Benefit shall be fully vested and nonforfeitable at all times to the extent represented by the balance of his or her Employee

401(k) Account, Roth Contribution Account, Travelers Benefit Account, Rollover Account, and Roth Rollover Account.

10. Section 4.12 of the Plan is amended to read as follows:

4.12 Catch-Up Deferrals. Effective for Plan Years beginning on or after January 1, 2002, each Participant who is an “Eligible Active Participant” (as defined in subsection (a)) may elect to make Catch-Up Deferrals from his or her Compensation, and may elect to designate all or any portion of such Catch-Up Deferrals as Roth Contributions, by written election on a Salary Reduction Form filed with the Plan Administrator in such manner as the Plan Administrator may prescribe. The Employer shall reduce each Eligible Active Participant’s Compensation, and contribute to the Trust as Catch-Up Deferrals on behalf of such Participant, the amount (if any) of the Participant’s Catch-Up Deferrals. For purposes of this Section 4.12:

(a) An “Eligible Active Participant” is a Participant who:

(1) will have attained age 50 on or before the last day of the Plan Year; and

(2) has made Elective Deferrals for the Plan Year that are the maximum Elective Deferrals allowed under the Plan, taking into account the provisions of Article V.

(b) For each Plan Year, the amount of the Catch-Up Deferrals made on behalf of a Participant who is an Eligible Active Participant shall be equal to the dollar amount or percentage (in increments of 1%) of the Participant’s Compensation specified by the Participant for Catch-Up Deferrals on his or her Salary Reduction Form, provided that such Catch-Up Deferrals may not exceed the lesser of the following for a Plan Year:

(1) $5,500 for 2011, as adjusted for Plan Years thereafter for cost-of-living increases by the Secretary of the Treasury or his delegate pursuant to the provisions of Section 414(v)(2)(C) of the Code; or

(2) The excess of (i) the Participant’s Statutory Compensation for the Plan Year as determined under Section 2.13(b) (as applied for purposes of Sections 5.02 and 5.03), over (ii) the Participant’s Elective Deferrals for the Plan Year.

(c) A Participant’s initial Catch-Up Deferral election shall be effective for Compensation payable on or after the date on which such election is made and shall remain in effect until changed or revoked. Thereafter, changes in the percentage (solely in increments or decrements of 1%) or dollar amount of Compensation to be deferred or revocation of any such election, or changes in the designation of any portion of Catch-Up Contributions as Roth Contributions, may be made by written election on a Salary Reduction Form filed with the Plan Administrator in such manner as the Plan Administrator may prescribe.

(d) The Catch-Up Deferrals for the Plan Year (other than Catch-Up Deferrals designated as Roth Contributions) shall be credited to the Participants’ Employee 401(k) Accounts, and Catch-Up Deferrals for the Plan Year designated as Roth Contributions shall be credited to the Participants’ Roth Contribution Accounts, in the amounts of their respective Catch-Up Deferral elections for such Plan Year and the designation, if any, of any portion of such Catch-Up Deferrals as Roth Contributions. Catch-Up Deferrals shall be fully vested and nonforfeitable.

(e) Catch-Up Deferrals shall not be subject to any of the limitations under Article V.

(f) The Plan Administrator may specify rules from time to time governing Catch-Up Deferrals, including, but not limited to, rules regarding (i) the timing, method, and implementation dates of Catch-Up Deferral elections, (ii) the return or recharacterization of Catch-Up Deferrals as Elective Deferrals, and (iii) the recharacterization of Elective Deferrals of an Eligible Active Participant as Catch-Up Deferrals, to the extent the Elective Deferrals of the Eligible Active Participant would otherwise exceed the limitations of Article V and the total Catch-Up Deferrals of the Participant (after recharacterization) do not exceed the limits of subsection (b) above. Such rules shall be in compliance with any applicable guidance issued by the Secretary of the Treasury, and, to the extent deemed advisable by the Plan Administrator in order to comply with such guidance, such rules may override any of the preceding provisions of this Section 4.12.

(g) Catch-Up Deferrals will be treated as Elective Deferrals for all purposes of this Plan other than Section 4.02 (relating to Matching Contributions) and Article V (relating to Limitations on Contributions); provided, however, that Catch-Up Deferrals recharacterized under subsection (f) as Elective Deferrals will be eligible for Matching Contributions to the extent provided for Elective Deferrals in Section 4.02

11. Section 5.01 of the Plan is amended to read as follows:

5.01 Excess Deferrals. Notwithstanding Section 4.01 or anything in a Participant’s Salary Reduction Agreement, the sum for any calendar year of (i) Elective Deferrals of any Participant under this Plan, (ii) any elective deferrals excluded from the Participant’s gross income made under a Related Plan, and (iii) the amount of elective deferrals under any other plan if the Participant notifies the Plan Administrator in writing by March 1 of the following calendar year that such other plan exists under which elective deferrals were excluded from the Participant’s gross income and the amount of such elective deferrals (excluding in every case Catch-Up Deferrals made under Section 4.12 of this Plan or corresponding provisions authorized by Section 414(v) of the Code of any Related Plan or other plan), shall not exceed the applicable Dollar Limit. The “Dollar Limit” is $16,500 for 2011, as adjusted for Plan Years thereafter for cost-of-living increases by the Secretary of the Treasury or his or her delegate pursuant to Sections 402(g)(4) and 415(d) of the Code. If the sum of such amounts exceeds the Dollar Limit for a calendar year, the Plan Administrator shall, not later than the April 15 following the close of such calendar year, distribute to the Participant all or such portion of the Participant’s Elective Deferrals in excess of the Dollar Limit (by first distributing unmatched Elective Deferrals that are not Roth Contributions, then by distributing unmatched Elective Deferrals that are Roth Contributions, then by distributing matched Elective Deferrals that are not Roth Contributions, and finally by distributing matched Elective Deferrals that are Roth Contributions) for such calendar year in an amount equal to the greater of (i) the amount the Plan Administrator determines is necessary to eliminate the excess of the sum of the amount described in clauses (i) and (ii) above over the, including net income and minus any loss allocable to such amount determined in accordance with Section 5.06, or (ii) the amount requested in writing by the Participant on or before the March 1 following the close of such calendar year. Any Matching Contributions (including any net income and minus any loss allocable thereto determined in accordance with Section 5.06) made with respect to such distributed Elective Deferrals matched Plan Administrator shall be forfeited and allocated in accordance with Section 4.10(f).

12. Subsection 5.02(c) of the Plan is amended to read as follows:

(c) Distribution of Excess Contributions. The Plan Administrator shall, not later than the last day of the Plan Year next following the Plan Year in which such amounts are contributed, distribute the Total Excess Contributions (including any income earned and minus any loss allocable to such amounts determined in accordance with Section 5.6) to the Highly Compensated Employees on whose behalf such Elective Deferrals were made. Any required distribution will be made first from Elective Deferrals that are not Roth Contributions and then if necessary from Elective Deferrals that are Roth Contributions. Any Matching Contributions (including any income earned and minus any loss allocable thereto determined in accordance with Section 5.06) made with respect to such distributed Elective Deferrals shall be forfeited and allocated in accordance with Section 4.10(f).

13. Subsection 5.07(c) of the Plan is amended to read as follows:

(c) Elimination of Annual Excess. If a Participant has an Annual Excess for a Plan Year, such excess shall not be allocated to the Participant’s Accounts but shall be eliminated as follows:

(1) Unmatched Elective Deferrals Participant Contributions. The Participant’s unmatched Elective Deferrals (first unmatched Elective Deferrals that are not Roth Contributions and then unmatched Elective Deferrals that are Roth Contributions) for the Plan Year shall be reduced to the extent necessary to eliminate the Annual Excess.

(2) Matched Elective Deferrals and Related Matching Contributions. If any Annual Excess remains, the Participant’s matched Elective Deferrals (first matched Elective Deferrals that are not Roth Contributions and then matched Elective Deferrals that are Roth Contributions) and the related Matching Contributions for the Plan Year shall be reduced in proportionate amounts to the extent necessary to eliminate the Annual Excess.

(3) Company Contributions. If any Annual Excess remains, the Company Contributions for the Plan Year shall be reduced to the extent necessary to eliminate the Annual Excess.

(4) QNECs or QMACs. If any Annual Excess remains, the Participant’s QNECs or QMACs for the Plan Year shall be reduced to the extent necessary to eliminate the Annual Excess.

14. The first sentence of Section 7.01 is amended to read as follows:

A Participant may, in accordance with this Section, withdraw all or a portion of his or her Accounts, other than his or her Roth Contribution Account, pursuant to subsection (a), (b) or (c); provided, however, that the amount withdrawn pursuant to this Section 7.01 shall not be greater than the amount of the Participant’s vested Accrued Benefit available for withdrawal under this Section. Withdrawals shall be made pro rata from each Investment Fund in which the Account or Accounts from which the withdrawal is paid are invested.

15. Subsection 7.01(a) of the Plan is amended to read as follows:

(a) In-Service Withdrawals from Rollover Account and Certain Prior Plan Accounts. A Participant may withdraw, in accordance with Section 7.03, for any reason, all or any portion of his or her Rollover Account or Roth Rollover Account and, subject to the restrictions imposed by Appendix A and Schedule 1, any other Inactive Account comprising Rollover Contributions or after-tax employee contributions made under this Plan or a Transferor Plan.

16. Section 7.02(e) is amended to read as follows:

(e) Pledge of Accounts. Any loan made pursuant to this Section 7.02 shall be made pro rata from the Participant’s Accounts other than his or her Roth Contribution Account. If a Participant’s Account is invested in more than one Investment Fund at the time of the loan, the loan shall be made pro rata from each Investment Fund (other than the Company Stock Fund) in which the Accounts from which the loan is disbursed are invested, except to the extent an Inactive Account is not available for loans as set forth in Schedule 1. Such loan and any accrued but unpaid interest with respect thereto, shall constitute a first lien upon the interest of such Participant in the Accounts from and to the extent to which the loan is made and, to the extent that the loan may be unpaid at the time the Participant’s Accounts become payable, shall be deducted from the amount payable to such Participant or his Beneficiary at the time of distribution of any portion of his or her Accounts. In the event that a Participant fails to repay a loan according to its terms and foreclosure occurs, the Plan may foreclose on the portion of the Participant’s Accounts which secure the loan and which would be distributable to the Participant as of the earliest date on which the Participant could elect a distribution or withdrawal pursuant to this Article or Article VII. Such foreclosed amount shall be deemed to be a distribution.

17. Section 8.09 (1) is amended to read as follows:

(1) “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 8.06(b); any distribution by reason of Hardship pursuant to Section 7.01(b); and except as provided in the following sentence the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includable in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable. Effective January 1, 2011, a portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of all or a portion of the Participant’s Roth Contribution Account or Roth Rollover Account. However, such portion may be transferred only to another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the direct rollover is permitted under the rules of Section 402(c) of the Code.

18. The amendments made by Paragraphs 1 and 2, 4 through 7, and 9 through 17, shall be effective January 1, 2011. The amendments made by Paragraphs 3 and 8 shall be effective February 1, 2011.

Dated: June 12, 2011

By:	/s/ Philip K. Asherman
Director, Chicago Bridge & Iron Company

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